EXHIBIT 99.2

          Independent Auditor's Annual Servicer Compliance Certificate

               To Interstar Securitisation Management Pty Limited


SCOPE

We have reviewed the activities of Interstar Wholesale Finance Pty Ltd (the "Servicer") for the purpose of determining its compliance with the servicing standards contained in the Master Trust Deed dated 2 December 1999 and the Investment Management Agreement dated 3 December 1999 (collectively the "Documents") (attached as Appendix 1), in relation to the Interstar Millennium Series 2002-1G, Interstar Millennium Series 2003-1G, Interstar Millennium Series 2003-3G, Interstar Millennium Series 2003-5G and Interstar Millennium Series 2004-2G (collectively, the "Trusts") for the period from 1 January 2004 to 31 December 2004, in accordance with the statement by the Division of Corporation Finance of the Securities and Exchange Commission dated 21 February 2003, and our engagement letter dated 4 March 2005.

We have reviewed the servicing standards contained in the Agreement to enable us to report on whether those servicing standards are similar to those contained in the Uniform Single Attestation Program for Mortgage Bankers ("USAP") (attached as Appendix 2), which establishes a minimum servicing standard for the asset backed securities market in the United States of America. No equivalent of the USAP exists in Australia.

The management of the Servicer is responsible for maintaining an effective internal control structure including internal control policies and procedures relating to the servicing of mortgage loans. We have conducted an independent review of the servicing standards contained in the Agreement, in order to express a statement on the Servicer's compliance with them to Interstar Securitisation Management Pty Ltd.

Our review of the servicing standards has been conducted in accordance with Australian Auditing Standards applicable to performance audits and accordingly included such tests and procedures as we considered necessary in the circumstances. In conducting our review we have also had regard to the guidance contained in the USAP. These procedures have been undertaken to enable us to report on whether anything has come to our attention to indicate that there has been significant deficiencies in the Servicer's compliance with the servicing standards contained in the Documents for the period from 1 January 2004 to 31 December 2004 in respect of the Trusts.

A review is limited primarily to inquiries of company personnel and analytical procedures applied to the financial data. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than given in an audit. We have not performed an audit and, accordingly, we do not express an audit opinion. Our review did not include an assessment of the adequacy of the servicing standards themselves.

This statement has been prepared for the use of Interstar Securitisation Management Pty Ltd as at 31 December 2004 in accordance with the requirements of the statement by the Division of Corporation Finance of the Securities and Exchange Commission dated 21 February 2003, and the engagement letter dated 4 March 2005. We disclaim any assumption of responsibility for any reliance on this review statement, to any person other than Interstar Securitisation Management Pty Ltd.


STATEMENT

Based on our review, which is not an audit, nothing has come to our attention to indicate that;

o there has been significant deficiencies in the Servicer's compliance with the servicing standards contained in the Documents attached hereto as Appendix 1, in respect of the Trusts, for the period from 1 January 2004 to 31 December 2004 and;

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o        the servicing  standards  contained in the Documents are not similar to the minimum servicing standards contained in the Uniform Single Attestation Program for Mortgage Bankers ("USAP"), except for the following:

         o Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall be mathematically accurate, be prepared within forty-five (45) calendar days after the cutoff date, be reviewed and approved by someone other than the person who prepared the reconciliation and document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification;

         o Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

         o Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan;

         o Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty
              (30) calendar days prior to these dates;

         o Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission;

         o Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider;

         o    Escrow  accounts  shall  be  analyzed,   in  accordance  with  the
              mortgagor's loan documents, on at least an annual basis;

         o Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws;

         o A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.

Ernst & Young



/S/  T J COYNE
------------------
T J Coyne
Partner
Melbourne

18 March 2005

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                                   APPENDIX 1
  INTERSTAR WHOLESALE FINANCE PTY LIMITED (THE "SERVICER") SERVICING STANDARDS


A) The following servicing standards are contained in the Investment Management Agreement (IMA) dated 3 December 1999:

IMA 2.4 - Records

The Servicer will keep or cause to be kept proper separate accounting records and files of the Loans and Loan Securities in relation to each Relevant Trust and provide, collect and maintain such information as the Servicer may from time to time in writing be reasonably required to provide, collect or maintain in respect of those Loans and Loan Securities in order to provide the Services and perform its obligations under this Agreement. Such accounting records and files will be kept at the office of the Servicer or such other place as approved by the Trustee in writing and will be open to the inspection of the Trustee and/or the authorised agents of the Trustee. The Servicer will allow such persons to take copies of any such accounting records and files.


IMA 4.1 - Servicing Undertakings

The Servicer undertakes that at all times during the Term it will:

a) (Notice of default) give notice in writing to the Trustee and the Designated Rating Agency of it becoming aware of the occurrence of any Servicer Transfer Event;

b)   (Compliance with law)
      i) maintain in effect all qualifications, consents, licenses, permits, approvals, exemptions, filings and registrations as may be required under any applicable law in order properly to service the Loans and Loan Securities and to perform or comply with its obligations under this agreement; and

     ii) comply with all Laws in connection with servicing the Loans and Loan Securities;

c) (Default) upon becoming aware that any default has occurred in respect of any
Loan:
      i) promptly notify the Mortgage Insurer of that default in accordance with the provisions of the relevant Mortgage Insurance Policy;

     ii) subject to obtaining the prior consent of the Mortgage Insurer, promptly take such action as the Servicer considers necessary in relation to such default, including:

            (A) serving any notice of default upon the Obligor or any other party;
            (B) instituting and conducting legal proceedings against the Obligor or any other party; and
            (C) taking all necessary steps and engaging all necessary persons to sell the Subject Property pursuant to the exercise of the power of sale authorised by the relevant Loan Security; and
     iii) otherwise enforce the Loan and Loan Security in accordance with the directions and requirements of the Mortgage Insurer;

d)   (Insurance Policies) i) enter into:

            (A)  Mortgage Insurance Policies; and

            (B)  General Insurance Policies,
                 for and on behalf of and in the name of the Trustee and/or the mortgagee of a Loan Security whenever required to do so, and ensure that the Trustee's and/or mortgagee's interest is duly noted and/or endorsed upon all such contracts;
      ii) ensure by its conduct that no Mortgage Insurance Policy or General Insurance Policy in relation to the Loans and Loan Securities become invalid, unenforceable or lapse; and

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

     iii) not commit, or allow or cause to be committed, any act or omission whereby any Mortgage Insurance Policy or General Insurance Policy may be rendered void or voidable at the option of the insurer.

e) (No Security Interests) not consent to the creation or existence of any Security Interest in favour of a third party in relation to any Mortgaged Property in connection with a Loan and the Loan Security (other than as contemplated by the relevant Transaction Documents):

      i) without limiting sub-paragraph (e)(ii), unless priority arrangements are entered into with that third party under which the third party acknowledges that the Loan and Loan Security rank ahead in priority to the third party Security Interest on enforcement for an amount not less than the Unpaid Balance of the Loan plus such other amount as the Servicer determines in accordance with its ordinary course of business; or

     ii) which would rank before or pari passu with the relevant Loan and Loan Security;

f) (Vary terms) not agree to any variation, amendment or modification of any of the terms and conditions of any Loan or Loan Security or do any act, matter or thing which could constitute a diminution, restriction, waiver or modification of the Trustee's rights under that Loan or Loan Security without the Trustee's prior written consent.

g) (Other miscellaneous things) procure the stamping and registration of all Relevant Documents for each Relevant Trust (including documents which became Relevant Documents) following any amendment, consolidation or other action, and in the case of any registration of any Mortgage that registration will result in the Mortgage having the ranking referred to in the relevant eligibility criteria in the Series Notice. In relation to any Mortgage that is not registered at the relevant Closing Date, the Servicer will procure that it is lodged for registration not later than 30 days after that Closing Date;

h) (Setting the Investment Rate) set the Investment Rate in respect of any Relevant Trust as 0.25% higher than the percentage rate of return on the Purchased Loans, and taking into account the percentage rate of return being earned on other Authorised Investments, which it determines will be necessary to ensure that the Trustee has sufficient cash available at all times to enable the Trustee to pay all payments of Interest in respect of the Relevant Trust and otherwise comply with all of the Trustee's duties and obligations under the relevant Transactions Documents as and when they fall due, including payment of any Approved Seller's Fee as and when it falls due.

i)   (Notification) notify:
      i) the Trustee and the Trust Manager of any event which it reasonably believes is likely to have an Adverse Effect promptly after becoming aware of such event; and
     ii) the Trust Manager of anything else which the Trust Manager reasonably requires regarding any proposed modification to the terms of any Loan or Loan Security;

j) (Provide information and access on request) provide information reasonably requested by the Trustee or the Trust Manager, with respect to all matters relating to each Relevant Trust and the assets of the relevant Trust, and the Trustee or the Trust Manager believes reasonably necessary for it to perform its obligations under the relevant Transaction Documents, and upon reasonable notice and at reasonable times permit the Trustee to inspect the Data Base in relation to each Relevant Trust and the Relevant Documents;

k) (Comply with other obligations) comply with all its obligations under any Transaction Document to which it is a party;

l) (Pay taxes) subject to receiving payment from, or being reimbursed by, the relevant Obligor or being indemnified by the Trustee, pay all Taxes that relate to the Services (other than any Tax on the income of a Trust) or ensure those Taxes are paid or where such Taxes are incurred due to the default or breach of duty by the Servicer;

m) (Not claim) not claim any Security Interest over any Asset (other than in accordance with the relevant Transaction Documents);

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n)   (Comply with Series  Notice)  comply with any  undertaking  specified as an additional Servicer undertaking in a relevant Series Notice, including providing the Trust Manager with any information referred to in that Series Notice;

o) (Account to Trustee) regularly account to the Trustee in such manner as prescribed by the Trustee from time to time;

p) (Enforce Loans) enforce the Trustee's rights pursuant to or in connection with the Loans in accordance with the directions of the Trustee in that regard and ensure prompt compliance by the Obligor under each Loan;

q) (Act as directed by Trustee) take all or any necessary steps which the Trustee may direct the Servicer to take to ensure that the Trustee's rights pursuant to or in connection with the Loans are in no way diminished, restricted or modified;

r) (Performing or non-performing Loans) determine whether Loans are performing or non-performing as required by the Master Trust Deed and the Series Notice for the Relevant Trust; and

s) (Collect moneys) arrange to collect all moneys paid or payable under the Loans and Loan Securities and pay them into the relevant Collection Account.


IMA 5 - Report by Servicer
On or before each date which is 3 Business Days before each Payment Date for each Relevant Trust, if so requested by the Trust Manager, the Servicer will prepare and submit to the Trust Manager a report and provide such other information as the Trust Manager reasonably requires to prepare its report (if any) under clause 17.16 of the Master Trust Deed.


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B)  The following  servicing  standards  are  contained in the Master Trust Deed
(MTD) dated 3 December 1999:

MTD Section 17.9:
Trust Manager will account to Trustee for moneys received
o The Trust Manager will pay to the Trustee, within one Business Day of receipt, all moneys coming into its hands belonging to the Trusts or payable to the Trusts.
o The Trust Manager will keep any Assets which it may come to hold from time to time separate from any other property belonging to or entrusted to or held by the Trust Manager.

MTD 17.16:
Make calculations, co-ordinate and provide reports
The Trust Manager shall:
o    calculate all payments due on any relevant Payment Date;
o co-ordinate the issue of relevant Notes and the raising of funds from those issues, or from any Support Facility; and
o as and when required by any Series Notice or other Transaction Document prepare and distribute for each Trust the Trust Manager's Report,
o and where relevant (and when the Trust Manager is actually aware that the directions need to be given, including any directions expressly required of it under the Transaction Documents) provide all directions to the Trustee as may be required for the Trustee to comply with its obligations under the Transaction Documents.

MTD Section 21.9:
Location of bank accounts
o (Central bank account) Unless otherwise directed in writing by the Trust Manager, the central bank account of each Trust shall be opened and maintained at a branch of an Approved Bank in Victoria.
o (Interstate branch bank accounts) The Trustee may, if necessary or desirable for the operation of a Trust, open bank accounts with a branch outside Victoria of an Approved Bank provided that if such accounts are opened it shall enter into arrangements so that as soon as practicable after the receipt of moneys to the credit of such accounts, such moneys are to be transferred to the credit of the central bank accounts of the Trust in Victoria (subject to a direction to the contrary by the Trust Manager under clause 26.2(a)).

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Appendix 2 - Uniform Single Attestation Program for Mortgage Bankers ("USAP")

I.       CUSTODIAL BANK ACCOUNTS

1.       Reconciliations  shall be prepared on a monthly basis for all custodial
         bank   accounts   and   related   bank   clearing    accounts.    These
         reconciliation's shall:

o                       Be mathematically accurate;

o Be prepared within forty-five (45) calendar days after the cutoff date;

o Be reviewed and approved by someone other than the person who prepared the reconciliation; and

o Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.


II.      MORTGAGE PAYMENTS

1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.       Mortgage   payments  made  in  accordance  with  the  mortgagor's  loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.


III.     DISBURSEMENTS

1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.


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4.       Any late payment  penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

6. Unissued checks shall be safeguarded so as to prevent unauthorized access.


IV.      INVESTOR ACCOUNTING AND REPORTING

1. The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.       MORTGAGOR LOAN ACCOUNTING

1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2. Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws. (A compilation of state laws relating to the payment of interest on escrow accounts may be obtained through the MBA's FAX ON DEMAND service. For more information, contact MBA.)


VI.      DELINQUENCIES

1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).


VII.     INSURANCE POLICIES

1. A fidelity-bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.


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